                                                                    Exhibit 23.1

                   Consent of Independent Public Accountants

     As independent public accountants, we hereby consent to the incorporation by reference in the Company's Form 8-K/A of our report on the financial statements of Computervision Corporation dated March 27, 1997 (except with respect to the matter discussed in Note 4, as to which the date is April 15, 1997 and the matters discussed in Note 15, as to which the date is November 10, 1997) included in the current report on Form 8-K of Computervision Corporation filed with the Commission on November 12, 1997 and to all references to our Firm included in the Form 8-K/A.



                                                        /s/  Arthur Andersen LLP
                                                            Arthur Andersen LLP

     Boston, Massachusetts
     March 26, 1998